Exhibit 99.1

MONTAUK RENEWABLES, INC.

Incorporated in the United States of America

Company number: 85-3189583

NASDAQ share code: MNTK

JSE share code: MKR

ISIN: US61218C1036

(“Montauk Renewables” or the “Company”)

UNAUDITED RESULTS FOR THE SIX MONTHS ENDED 30 June 2021

Dollar amounts presented herein are in United States Dollars

SALIENT FEATURES

			Six months Ended 30 June 2021	Six months ended 30 June 2020	Percentage change
Revenue	($‘000)		63 121	46 312	36%
EBITDA	($‘000)		(1 388)	11 396	(112%)
Headline (loss)/profit	($‘000)		(18 483)
(Loss)/earnings per share	(S	)	(0.13)
Headline (loss)/earnings per common share	(S	)	(0.13)
Net asset value per common share	(S	)	1.15

DECLARATION OF CASH DIVIDEND

The directors have not declared an interim dividend to focus financial resources on the continued development of the Company’s operations portfolio.

USE OF NON-GAAP MEASURES

This report was prepared for the purpose of complying with the reporting requirements of the Johannesburg Stock Exchange and includes certain non-GAAP measures, such as headline earnings and headline earnings per common share, and related reconciliations.

Reconciliation of headline earnings

	2021
	Gross	Net
Reconciliation of headline earnings	$’000	$’000

Net (loss)/profit attributable to common shareholders		(18 917)
Adjustments

Loss on disposal of plant and equipment	22	17
Impairment of plant and equipment	626	480
Impairment of intangible assets	—	—
Third party compensation received in respect of impairment of plant and equipment	(82)	(63)

Headline earnings		(18 483)

Basic earnings per common share (US cents)
Earnings		(0.13)
Headline earnings		(0.13)

Weighted-average common shares outstanding (‘000) (1)		141 015

Diluted earnings per common share (US cents)
Earnings		(0.13)
Headline earnings		(0.13)

Weighted-average common shares outstanding for diluted earnings (‘000) (1)		141 015

(1)

The common stock outstanding as of June 30, 2021 is as reported in the quarterly report on Form 10-Q for the period ending June 30, 2021, filed with the Securities and Exchange Commission on August 16, 2021.

DIRECTORS’ STATEMENT

This short-form announcement is the responsibility of the Company’s Board of Directors and isa summary of the information in the detailed financial results announcement.

The financial information is only a summary and does not contain full details of the financial results. Any investment decisions by investors and/or stockholders should be based on information contained in the full announcement, accessible from 16 August 2021, via the JSE link (https://senspdf.jse.co.za/documents/2021/jse/isse/MKR/MKRQ2.pdf) or on the SEC’s website at https://www.sec.gov/Archives/edgar/data/1826600/000119312521247857/0001193125-21-247857-index.htm

The full announcement is also available at the Company’s registered office, the offices of the sponsor and may be requested at investor@montaukenergy.com or MNTK@GatewayIR.com free of charge to investors and/or shareholders, during office hours (09:00 - 17:00) from Mondays to Fridays.

17 August 2021

Directors: JA Copelyn (Chairman)*###, SF McClain (Chief Executive Officer)#, MH Ahmed*, TG Govender*###, MA Jacobson*##, BS Raynor*#, Y Shaik*###

*	Non-executive; #United States of America; ##Australia; ### Republic of South Africa

Company secretary: J Ciroli

Registered office: 680 Andersen Drive, 5th Floor, Pittsburgh, PA 15220 Website: https://ir.montaukrenewables.com/

Sponsor:

Investec Bank Limited